Exhibit 10.7

*	Certain terms of this Exhibit 10.7 have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as they are both not material and of the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of _ May 10, 2021 (the “Effective Date”) by and between CMG Pharmaceutical Co., LTD.(Co. Reg. No.135011-0115846): Dosandaero 66 gil 14(Chungdam- dong), Gangnam-gu, Seoul, Korea 06064, HANDOK Inc.(Co. Reg. No. 110111-0037005): Teheranro 132(Yeoksam-dong), Gangnam-gu, Seoul, Korea 062351 including its successors and permitted assigns, “Licensor”), and [AUM Biosciences Pte Ltd(Co. Reg. No.201810204D), a corporation with its place of business at 10 Anson Road, #24-16 A/B, International Plaza, Singapore 079903 (including its successors and permitted assigns, “AUM”). AUM, on the one hand, and Licensor, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Licensor owns or Controls rights to the Compounds to be licensed as part of Licensor Technology to AUM;

WHEREAS, AUM is engaged in the research, development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, AUM desires to license from Licensor and Licensor wishes to license to AUM, on an exclusive basis, the right to use, develop and commercialize Licensor Technology in and for a defined field of use.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Adverse Event” means any untoward medical occurrence associated with the use of a Licensed Product in a human clinical trial subject or in a patient, whether or not considered related to the Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease, as defined more fully in 21 CFR §312.32.

1.2 “Affiliate” means, with respect to a Person, another Person that controls, is controlled by or is under common control with the first Person, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person by the ownership of at least fifty percent (50%) of the voting securities of such Person.

1.3 “Aggregate Annual Net Sales” in respect of a Licensed Product means the aggregate Net Sales in a Calendar Year of that Licensed Product.

[1]	Please confirm names of entities controlling the licensed rights, which one will be the Licensor under this agreement and please provide a copy of the agreement granting such entity the right to grant the licenses herein.

1.4 “Business Day” means a day on which banks are open for business in both Singapore and Korea (excluding Saturdays, Sundays or public holidays).

1.5 “Calendar Quarter” means each three-month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.6 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.7 “Change of Control” means, with respect to a Person, (a) a merger or consolidation of such Person with a Third Party that results in the voting securities of such Person outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Person, or (c) the sale or other transfer to a Third Party of all or substantially all of such Person’s business to which the subject matter of this Agreement relates.

1.8 “Clinical Development Plan” means the written document attached hereto as Exhibit C.

1.9 “Combination Product” means a product comprised of or containing a Licensed Product together with (a) one or more other active pharmaceutical ingredients (API), (b) one or more products, devices, pieces of equipment or components or (c) delivery systems or assay or detection and is sold either as a fixed dose/unit or as separate doses/units in a single package, in each case, sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the other) or for a single price. Notwithstanding the foregoing, solutions, adjuvants, and excipients shall not be deemed to be API or delivery systems, and their presence shall not be deemed to create a Combination Product.

1.10 “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.11 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or such Party’s applicable Affiliate with respect to any objective, such reasonable, diligent, and good faith efforts normally used to accomplish a similar objective under similar circumstances by a similarly-situated company. Commercially Reasonable Efforts will not mean that a Party commits that it or such Party’s applicable Affiliate will actually accomplish the applicable task.

1.12 “Completion of Clinical Study Report of Phase 2 Registration Trial” means showing a positive outcome and submittable clinical data, i.e., meeting the primary and secondary endpoints with adequate safety and tolerability.

1.13 “Compound(s)” means the compounds encompassed by Licensor Patents in Schedule 3 including the compound designated NOV1601 (CHC2014), an inhibitor of Tropomyosin receptor kinase (referred as TRK), and any salts thereof.

1.14 “Control” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know- How or material (in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed to not Control any Patents, Know-How or material that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How were developed or conceived prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Patents or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology.

1.15 “Covered” or “Covers” means, with respect to a Licensed Product, that the manufacturing, importing, exporting, using, selling, or offering for sale of such Licensed Product would, but for ownership of or a license granted under this Agreement to Licensor Patents, infringe a Valid Claim of Licensor Patents in the country in which the activity occurs.

1.16 “Development” or “Develop” means, with respect to a Licensed Product, the performance of all preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, and manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product.

1.17 “EMA” means the European Medicines Agency or any successor agency.

1.18 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.19 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.20 “Field” means prevention, treatment, diagnosis, detection, monitoring, predisposition testing of all diseases, states or conditions in humans.

1.21 “First Commercial Sale” in a place, means the first sale of a Licensed Product to an end-user or hospital in that place by AUM, its Affiliates or Sublicensees.

1.22 “First receipt of a Registration” means, with respect to a Licensed Product in the designated country, the first Regulatory Approval in such country.

1.23 “GAAP” means United States generally accepted accounting principles.

1.24 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.25 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological, chemical and other materials, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, compositions, formulations, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, techniques, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, or to the extent not claimed or disclosed in a patent or pending patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, moral, trade-secret, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.26 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition, which a Licensed Product is intended to address and/or treat.

1.27 “Intellectual Property” means all intellectual property rights, whether registered or not, including (a) pending applications for registration of such rights and the right to apply for registration or extension of such rights including all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents, designs, copyright (including moral rights and neighboring rights), database rights, rights in integrated circuits and other sui generis rights, trademarks, trade secret, trade dress, trading names, company names, service marks, logos, the get up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world.

1.28 “Korea” means The Republic of Korea.

1.29 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.30 “Licensed Product/(s)” means any pharmaceutical product, including but not limited to Combination Products, in any dosage form, preparation, composition, formulation, presentation or package configuration, that is Commercialized or undergoing research or preclinical or clinical Development that contains or comprises, in part or in whole, a Compound.

1.31 “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains directly and particularly to the Compounds and (c) and is necessary or useful for AUM including its Affiliates and its Sublicensees to make, use, develop, sell or seek Regulatory Approval to market Licensed Products or to practice any method or process, at any time claimed or disclosed in any issue patent or pending patent application in order to develop, manufacture or commercialize Licensed Products. The Licensor Know-How shall include, but not be limited to, the Know-How listed on Schedule 2 hereto.

1.32 “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that pertain directly and particularly to the Compounds, which, as at the Effective Date, are set forth on Schedule 3 hereto, as updated from time to time.

1.33 “Licensor Technology” means the Licensor Patents and the Licensor Know-How.

1.34 “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.35 “NDA Approval” means the receipt of notice from the relevant US Regulatory Authority or the approval of any equivalent application submitted in any country, that an NDA or said any equivalent application for a Licensed Product has met all the criteria for marketing approval.

1.36 “Net Sales” means the total invoiced sales with respect to a Licensed Product for any period, by AUM, its Affiliates, and Sublicensees and their Affiliates to a Third Party, i.e., the gross amount billed or invoiced less the total of charges or expenses actually applied, i.e., less deductions, as determined in accordance with GAAP. The following charges and expenses, to the extent included in the invoiced sales of product, may be applied as an offset to the revenues derived by sales of product: (a) trade discounts and quantity discounts allowed, cash discounts and prompt payment discounts (whether granted at the time of sale or in the form of a rebate); (b) payments to governmental agencies and other entities, returns and allowances, (c) rebates, price reductions, administrative fees and related adjustments charged by state Medicaid and other federal, state and local governmental programs and their participants including but not limited to refunds, rebates, chargebacks (including those to managed-care entities and government agencies), and retroactive price adjustments, which effectively reduce the net selling price, and by health plans, insurance companies, mail service pharmacies and health care providers based upon the utilization and sales of product, and service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of product; (d) to the extent not included in (b) or (c), payments required by Applicable Law to be made under Medicaid, Medicare or other government special medical assistance programs (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee on Branded Pharmaceutical Manufacturers” (as required under the Patient Protection and Affordable Care Act, Title IX, Subtitle A, Section 9008); (e) chargebacks, credits, reimbursements and related adjustments that are charged by wholesalers, group purchasing organizations, managed care entities, distributors and other selling agents (other than any such amount included in clause (c)); (f) credits and allowances for product replacement, whether cash or trade including but not limited to credits, rebates or adjustments actually allowed to Third Parties and taken for actual product returns, damaged goods, recalls, withdrawals and rejections for sales of a Licensed Product being invoiced amounts that are not collected; (h) transportation, importation, shipping, insurance, and other handling expenses directly chargeable to sales of such Licensed Product, but only to the extent such expenses are included within the gross amount invoiced for such product (g) price reductions or rebates, retroactive or otherwise, imposed by or negotiated with, and allowed to, Governmental Authorities with regard to sales of a Licensed Product; (i) the portion of any management or administrative fees actually paid during the relevant time period to government payor health care programs or pharmaceutical benefit managers for such government payor health care programs or pharmaceutical benefit programs that relate specifically to sales of a Licensed Product; (j) taxes imposed on the, sale, or delivery of any Licensed Product, including sales, use, excise, turnover, or value added taxes (but excluding income taxes and similar taxes), and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), and any other applicable fee or tax imposed by any equivalent Applicable Law in any country within the Territory, in each case that AUM, its Affiliate, or its sublicensees, as applicable, allocates to sales of a Licensed Product in accordance with GAAP consistently applied across its Licensed Products, as applicable; (k) any other similar and customary deductions that are consistent with GAAP at the time in calculating and reporting its actual product net sales throughout its businesses, provided that such deductions are not included in any another deduction provided for under this definition.

Moreover, in any event, any amounts received or invoiced by AUM or its Affiliates or sublicensees will be accounted for only once. For purposes of determining Net Sales, a Product will be deemed to be sold when invoiced. Net Sales will be accounted for in accordance with GAAP, and in the case of any sale or other disposal for value, such as barter or counter-trade, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) in the country of sale or disposal, as determined in accordance with GAAP. A particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude any samples of a Licensed Product transferred or disposed of by AUM or its Affiliates or Sublicensees at no cost, or cost below such cost of goods for said Licensed Product, for promotional, development, charitable, or educational purposes.

For purposes of determining royalties and sales milestones payable on Combination Products, Net Sales will be calculated as follows, in each Calendar Quarter:

(i) If all therapeutically active pharmaceutical ingredients (“APIs”) comprising the Combination Product are marketed and sold separately in commercially relevant quantities in a Calendar Quarter and the Net Selling Price (as defined below) for each such therapeutically active pharmaceutical ingredients can be separately determined for such quarter. Net Sales of each Combination Product for determining the royalty payment and sales milestones payable with respect to such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product by A divided by the sum of A plus B (A/(A+B)), in which A is the Net Selling Price of the single therapeutically active pharmaceutical ingredient in the Licensed Product contained in the Combination Product sold during the relevant payment period and B is the Net Selling Price of the other single therapeutically active pharmaceutical ingredient contained in the Combination Product sold during such payment period. “Net Selling Price” means the gross price at which a product is sold to a Third Party after discounts, deductions, credits, taxes and allowances.

(ii) If: (a) neither of the therapeutically active pharmaceutical ingredients of a Combination Product are sold separately in commercially relevant quantities during a particular payment period, or (b) a Combination Product has two (2) or more therapeutically active pharmaceutical ingredients in addition to the Licensed Product or the Combination Product does not meet the criteria in paragraph (i) above, then, in any such case, prior to applying for NDA to launch such Combination Product, the Parties will meet and negotiate (each acting reasonably and in good faith) an appropriate method for determining the Net Sales resulting from sales of such Combination Product, taking into account the contribution each therapeutically active pharmaceutical ingredient makes to the total selling price of such Combination Product.

1.37 “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction; provided, however, that, with respect to items (b) and (c), no patent application shall be considered pending after a period of seven years from its effective filing date.

1.38 “Person” or “person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.39 “Preclinical Trial” or “Preclinical Study” shall mean studies or data that refers to preliminary pharmacological studies undertaken in non-human animals, but not necessarily for purposes of submission in support of Regulatory Approval. That is, prior to initiation of a first clinical trial by or on behalf of a Licensee, Sublicensee, or Affiliate.

1.40 “Phase 1 Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a).

1.41 “Phase 2 Registration Trial” means any human clinical trial conducted in patients that is intended to provide preliminary evidence suggesting effectiveness of a Product for a particular indication or indications in patients with a disease or indication under study, including clinical trials described in 21 C.F.R. §312.21(b) or that would otherwise satisfy requirements of 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar or equivalent clinical trial. A Phase I/II trial shall not be deemed a Phase II Registration Trial until completion of the Phase I portion of such trial and commencement of the portion of such trial that meets the foregoing definition.

1.42 “Phase 3 Registration Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c).

1.43 “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar or equivalent regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.44 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.45 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a given Licensed Product in such country until the later of (i) expiry of the last-to-expire Licensor Patent containing a Valid Claim that Covers such Licensed Product in such country; (ii) the expiration of regulatory exclusivity for such Licensed Product in such country; and (iii) ten (10) years from such First Commercial Sale of such Licensed Product in such country.

1.46 “Senior Officers” means a senior executive of a Party with experience and authority to make decisions on the matter.

1.47 “Serious Adverse Event” means any untoward medical occurrence that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is leads to a congenital anomaly/birth defect, as more fully defined in 21 CFR § 312.32.

1.48 “Shares” means the ordinary shares in the issued and paid-up capital of AUM.

1.49 “Sublicense” means an agreement pursuant to which AUM grants a Person a sublicense, or other similar rights, to Develop and/or Commercialize Licensed Products under any of the license rights granted under Section 2.1.

1.50 “Sublicensee” means a Person, other than Licensor, AUM or Affiliates of either of them, to which AUM or its Affiliate has granted a Sublicense.

1.51 “Technology Transfer” means the transfer of Licensed Know-How, materials and data from Licensor to AUM as specified in the Technology Transfer Plan.

1.52 “Technology Transfer Plan” means the written document attached hereto as Exhibit A which may be amended from time to time by mutual agreement of the Parties.

1.53 “Term” means the term of this Agreement commencing on the Effective Date and ending on the expiration or earlier termination of this Agreement in respect of all Licensed Products as provided in Article X.

1.54 “Territory” means all the countries of the world except for Korea.

1.55 “Third Party” means any Person other than Licensor, AUM or Affiliates of either of them, or any Sublicensee.

1.56 “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, Development, manufacture, export, import or sale infringes such Third Party’s Intellectual Property in the Territory.

1.57 “United States” or “US” means the United States of America and its territories and possessions.

1.58 “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.59 The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 6.5(b).

“Claim” has the meaning set forth in Section 9.1.

“Confidential Information” has the meaning set forth in Section 7.1.

“Development Program” has the meaning set forth in Section 3.3.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Licensor Indemnitees” has the meaning set forth in Section 9.1.

“Materials” has the meaning set forth in Section 5.2.

“Receiving Party” has the meaning set forth in Section 7.1.

“AUM Indemnitees” has the meaning set forth in Section 9.2.

ARTICLE II

LICENSES AND OTHER RIGHTS

2.1 Grant of License to AUM. Subject to the terms and conditions of this Agreement, Licensor shall retain the exclusive ownership of Licensor Technology and hereby grants to (and shall procure that, if applicable, its Affiliates grant to) AUM, and AUM hereby accepts, an exclusive (even as to Licensor and its Affiliates, except as provided in Section 2.3), royalty-bearing right and license (with the right to sublicense through multiple tiers subject to the provisions of Section 2.2) of the Licensor Technology to research, Develop, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products, in all cases, solely in and for the Field and in the Territory. Licensor and its Affiliates grant no licenses or rights to use other than as expressly set forth herein.

2.2 Grant of Sublicenses by AUM. AUM may with JSC approval, grant Sublicenses, in whole or in part, under the license granted in Section 2.1 to any of its Affiliates or Third Parties; provided, however, that the granting by AUM of a Sublicense shall not relieve AUM of any of its obligations including milestone payments and royalty schedule hereunder. For the avoidance of doubt, with respect to this specific issue of the right of AUM to grant Sublicenses as provided in this Section 2.2, to the extent that a Sublicensing is reasonably expected to be a matter in the Field and within the Territory, AUM shall have the final decision-making authority with respect to this specific issue of the right of AUM to grant Sublicenses as provided in this Section 2.2. Thus, to the extent that there is any conflict or inconsistency between Section 2.2 and Section 4.8 of this Agreement or between Section 2.2 and other Section of this Agreement, Section 2.2 of this Agreement shall govern and control. If there is any outstanding dispute, Parties shall submit the dispute to pursuant to Section 11.2. AUM shall ensure that all of its Sublicensees shall comply with the terms and conditions of this Agreement (as applicable to them) and AUM shall be and remain fully responsible for the compliance by such Sublicensees with the terms and conditions of this Agreement (as applicable to them) as if such Sublicensees were AUM hereunder.

2.3 Retained Rights; No Implied Licenses. Licensor hereby retains the right to use, by itself and/or through its Affiliates and/or Third Parties, the Licensor Technology for: (i) any and all uses outside of the Field throughout the world and (ii) for any and all uses within the Field outside of the Territory.

ARTICLE III

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1 Diligence by AUM. AUM shall use Commercially Reasonable Efforts to Develop and to Commercialize at least one Licensed Product in the Territory and for the Field.

3.2 Technology Transfer. Licensor shall transfer documents specified in the Technology Transfer Plan, at its sole expense, as set forth in the Technology Transfer Plan, including in accordance with the timelines provided under the Technology Transfer Plan to AUM (or its designated Affiliate(s) or its Affiliates existing as of the Effective Date) listed in Exhibit A. Licensor will reasonably cooperate during the period specified in Exhibit A to answer any questions or provide instruction as reasonably requested by AUM concerning the items delivered pursuant to this Section 3.2 in connection with AUM’s Development, Commercialization and manufacture of Licensed Product s hereunder. In the event there are any conflicts or inconsistencies between this Agreement and the Technology Transfer Plan, this Agreement shall govern and control. The Technology Transfer Plan shall (i) specify goals and time lines for the achievement of the technology transfer; (ii) identify specific technology to be transferred; (iii) specify criteria for successful achievement of the technology transfer (including, without limitation, any technology milestones disclosed therein); (iv) sets forth those obligations assigned to each Party with respect to technology transfer; (v) require each Party to use Commercially Reasonable Efforts to complete the specific tasks assigned to such Party under the Technology Transfer Plan in accordance with the specified goals and time lines for the achievement of the technology transfer; (vi) set forth which technology milestone, if any, the Parties shall be jointly responsible for within the time frames set forth therein.

3.3 Disclosure of further Know-How. Licensor shall use Commercially Reasonable Efforts to expressly identify in writing to AUM any Know-How arising after the Effective Date that constitutes Licensor Know-How.

3.4 Development. AUM shall formulate and execute a development program to Develop one or more Licensed Products in the Territory and for the Field (the “Development Program”). AUM, whether by itself or at least in part through its Affiliates and/or Sublicensees, shall use Commercially Reasonable Efforts to achieve each milestone stipulated under Section 5.3 below and shall provide Licensor, within sixty (60) days after the end of each Calendar Year, with a written report summarizing the efforts made by AUM, its Affiliates and its Sublicensees during such Calendar Year to develop and commercialize any Licensed Products.

AUM shall provide the clinical development plan set forth in Exhibit C (which may be amended from time to time by mutual agreement of the Parties, the “Clinical Development Plan”), to develop one or more Licensed Products in the Territory and for the Field by AUM (or its designated Affiliate(s) or its Affiliates existing as of the Effective Date) in connection with AUM’s Development, Commercialization and manufacture of Licensed Products hereunder. In the event there are any conflicts or inconsistencies between this Agreement and the Clinical Development Plan, this Agreement shall govern and control. The Clinical Development Plan shall (i) specify goals and time lines for the achievement of the Clinical Development; (ii) identify specific steps to be executed; (iii) specify criteria for successful achievement of the clinical trials (including, without limitation, any Clinical Development Milestones disclosed therein); and (iv) sets forth those milestone assigned to each Party with respect to Clinical Development. The Clinical Development Plan may be amended when necessary and agreed by both Parties. AUM (or its designated Affiliate(s) or its Affiliates or sublicensees) shall use Commercially Reasonable Efforts to complete the tasks assigned under the Clinical Development Plan in a timely manner. The Clinical Development Plan shall also clearly disclose and set forth which Milestones if any, the Parties shall be jointly responsible for within the time frames set forth therein.

AUM Responsibility and Authority for Development. AUM shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in the Territory for the Field and to conduct (whether by itself or through its Affiliate, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies AUM believes appropriate to obtain Regulatory Approval for Licensed Products in the Territory and for the Field.

3.5 Non-Compete. Except to the extent required for Licensor to fulfil its obligations under this Agreement, Licensor shall not (and shall procure that its Affiliates do not) compete against AUM by conducting, participating in, licensing or funding, directly or indirectly, alone or with any Affiliate or Third Party, research or development with respect to, or manufacturing or commercialization of, a product comprising a small molecule that, as a primary mechanism of action for therapeutic or prophylactic effect, binds to and modulates the activity of TRK including but not limiting to inhibitors of TRK or salts thereof. For the avoidance of doubt, Licensor shall not (and shall procure that its Affiliates do not) develop, in-license, out-license, sublicense, acquire or assign a TRK inhibitor, but shall not be restricted to continue its business on contract manufacturing/synthesis of other 3rd-party TRK inhibitor molecules. Likewise, AUM shall not develop, in-license, out-license, sublicense, acquire or assign another TRK inhibitor. Notwithstanding the foregoing provision of this Section 3.5 (in the event of a Change of Control of the Licensor, the provisions of this Section 3.5 (Non-Compete) shall not apply to any active research or development program that a portion of the surviving entity that was not such Party (prior to the Change of Control) had ongoing as of immediately prior to the date of such Change of Control. For clarity, if as a result of any such Change of Control, such Party exists as a wholly owned subsidiary of a parent, then the provisions of this Section 3.5 (Non-Compete) shall continue to apply to such Party as the surviving entity, but not to such parent. Notwithstanding the foregoing, such Party (or its successor) shall not use any information or materials (including without limitation Licensed Products) resulting from a discovery program with any such pre-existing research or development program comprising a small molecule that, as a primary mechanism of action for therapeutic or prophylactic effect, binds to and modulates the activity of TRK including but not limiting to inhibitors of TRK or salts thereof.

3.6 Commercialization. Subject to the terms of this Agreement, AUM shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Licensed Products in the Territory for the Field (whether by itself, through its Affiliate, or through one or more Sublicensees or other Third Parties selected by AUM), and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Licensed Products in the Territory and for the Field.

3.7 Manufacturing. AUM shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture, at the clinical and/or commercial stage, any Licensed Product, whether by itself or through one or more Sublicensees or vendors selected by AUM. AUM shall also be granted access to any and all currently available pre-existing stock of starting materials and API produced by Licensor at no cost to AUM.

3.8 Compliance with Law. AUM undertakes and agrees that the conduct of the Development of Licensed Products hereunder, the use of the Licensor Technology, and all Development, manufacture and Commercialization of Licensed Products by it and its Affiliates and Sublicensees shall comply in all material respects with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, environmental, occupational safety/health, safety and import/export restrictions, laws, rules and regulations.

3.9 Costs and Expenses. As between Licensor and AUM, AUM shall be solely responsible for all costs and expenses related to Development, manufacture and Commercialization of the Licensed Products for the Field in the Territory, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to Licensed Product for the Field and in the Territory.

3.10 Patent Marking. AUM shall comply with any customary patent marking laws and practices in the Territory with respect to the Licensed Products and the applicable Licensor Patents.

3.11 Trademarks. As between Licensor and AUM, AUM shall have the sole authority to select trademarks and trade names for Licensed Products and shall own all such trademarks and trade names in the Territory for the Field. Licensor does not grant AUM the right to use any trademarks of Licensor or its Affiliates.

ARTICLE IV

REGULATORY MATTERS

4.1 Regulatory Filings. AUM shall (a) have the sole right and responsibility, at its sole cost and expense, for preparing and filing all Regulatory Approval applications required to Develop Licensed Products and Commercialize Licensed Products in the Territory in the Field in its own name; (b) all Regulatory Approvals for Licensed Products shall be solely owned by AUM or its designee; and (c) AUM shall have the sole right and responsibility for (i) maintaining all Regulatory Approvals and (ii) reporting to any Regulatory Authority within the Territory all Adverse Events and Serious Adverse Events related to any Licensed Product in the Field if and to the extent required by applicable Laws. That said, in accordance with Section 4.4, in the event that Licensor becomes cognizant of any Adverse Events and Serious Adverse Events related to any Licensed Product, Licensor shall be legally obligated to notify and report same to AUM (whether occurring in any clinical trial conducted with regard to the Licensed Product or in connection with the Commercialization of the Licensed Product in any country), within timeframes consistent with its reporting obligations under applicable Laws.

4.2 According to applicable laws and agreed upon procedures and processes, the Parties shall (a) promptly provide and/or timely share with each other, any pre-existing data arising from pre-clinical studies, prior clinical studies or current clinical studies of the Licensed Technology and Licensed Products within the Field and in the Territory to facilitate Regulatory Approvals to be pursued or is already being pursued by the Parties and (b) promptly provide and/or timely share with each other, any new data not yet generated from future pre-clinical studies and any new data not yet generated from clinical studies of the Licensed Technology and Licensed Products within the Field and in the Territory to facilitate Regulatory Approvals to be pursued or is already being pursued by the Parties.

4.3 Communications with Authorities. AUM (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in the Territory in connection with the Development, Commercialization, and manufacturing of Licensed Products for uses in the Field. At the request of AUM, Licensor shall make available to AUM, free of charge, a qualified representative or representatives, who shall, together with the representatives of AUM, prepare for and/or participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating solely to the Licensor Technology. AUM shall pay for any out-of-pocket expenses incurred by Licensor in assisting AUM under this Section 4.3.

4.4 Adverse Event Reporting. The Parties hereby agree to report to each other all Adverse Events and/or Serious Adverse Events with respect to the Licensed Product (whether occurring in any clinical trial conducted with regard to the Licensed Product or in connection with the Commercialization of the Licensed Product in any country), within timeframes consistent with its reporting obligations under applicable Laws and in any event, if either Party is actively conducting a clinical trial under its own Investigational New Drug (IND) application or Commercializing the Licensed Product under its own Regulatory Approval, then the other Party shall report such events no later than three (3) business days for a Serious Adverse Event, and quarterly for Adverse Events, which report shall, in each case, include the circumstances and nature of such Serious Adverse Event or Adverse Event as required for reporting under applicable Laws. In addition, to the extent requested by either Party, the other Party shall promptly provide to the requesting Party any other information or materials that the requesting Party may require to provide to any Regulatory Authority with respect to any such Adverse Event or Serious Adverse Event. All disclosures made under this Section 4.4 shall be deemed Confidential Information of the disclosing Party; provided, that, the Party receiving such disclosures may, upon written notice to the disclosing Party, report the occurrence, circumstances and nature of such Adverse Event and/or Serious Adverse Event to any Regulatory Authority solely insofar as such reporting is required to comply with applicable Laws. No use may be made by either Party of information provided by the other Party pursuant to this Section 4.4 except as expressly set forth in this Section 4.4.

4.5 Formation of the Joint Steering Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”). The JSC shall consist of two (2) representatives from each of the Parties. From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. Each Party shall ensure that, at all times during the existence of the JSC, such Party’s representatives (initial or replacement) on the JSC (a) have the appropriate expertise to undertake the roles and responsibilities of, and/or supervise and/or govern any activities undertaken by the sub- committees for the then-current stage of Development, Regulatory Approval, manufacture or Commercialization of Licensed Technology and Licensed Product and (b) have the authority to bind such Party with respect to matters within the purview of the JSC and (c) at least one of each Party’s JSC representatives shall be a director level or higher of such Party.

4.6 Duties of the JSC. The JSC shall be responsible for overall supervision and management of the collaboration including monitoring the progress of development of Licensed Product and each Party’s diligence in carrying out its responsibilities in connection therewith.

For Development of Licensed Product, the JSC’s roles and responsibilities will include, among other things to monitor the progress of each Development program and each Party’s diligence in carrying out its responsibilities in connection therewith, and review, discuss and comment on any results thereunder. That said, for the avoidance of doubt, per Section 3.4, AUM shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in the Territory for the Field and to conduct (whether by itself or through its Affiliate, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies AUM believes appropriate to obtain Regulatory Approval for Licensed Products in the Territory and for the Field.

4.7 JSC General Provisions. The JSC shall meet twice yearly or when necessary as reasonably requested by a Party. Such meetings may be either in person or via telephone or videoconference. The location of in person meetings will alternate between Korea and Singapore unless otherwise agreed to by the Parties. Each Party shall make proposals for agenda items and shall provide all appropriate information with respect to such proposed item at least thirty (30) days in advance of the meeting.

The responsibility for keeping minutes shall alternate between the Parties, beginning with AUM. The minutes shall be circulated for review and approval within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC. All the written or verbal communications by the JSC shall be made in English, including but not limited to the meetings, agenda, presentations, meeting minutes, follow up email and report exchanges.

4.8 Disputes. If there is a matter within the JSC’s authority for which the JSC is unable to reach unanimous approval even within ten (10) Business Days after such issue or lack of consensus was raised at a JSC meeting, such matter shall be escalated and referred for resolution to the Senior Officers of the Parties. These individuals shall as soon as practicable, but not later than twenty (20) Business Days after escalation of the dispute, meet and attempt in good faith to resolve the matter or dispute and reach agreement. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable to facilitate resolution. Any final decision that both Parties’ Senior Officers agree to in writing will be conclusive and binding on the Parties. If both Parties’ Senior Officers are unable to reach agreement on any matter referred to them within twenty (20) Business Days after such matter is so referred (or such longer period as both Senior Officers may agree upon), then AUM will have the final decision-making authority with respect to all matters in the Field and in the Territory, and Licensor will have the final decision-making authority with respect to all matters outside the Territory. If there is any conflict between the final decision which Parties are not able to resolve in good faith, Parties shall submit the dispute pursuant to Section 11.2.

4.9 Ex-Territory Sales. Subject to applicable Law, neither Party shall engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside its territory or accept orders for Licensed Products from or sell Licensed Products into such other Party’s territory for its own account, and if a Party receives any order for any Licensed Product in the other Party’s territory, it shall refer such orders to the other Party.

ARTICLE V

Financial Provisions

5.1 Upfront Payment. After the execution of the Agreement, AUM shall pay to Licensor the one-time, non-refundable payment of $1,000,000 (USD) in cash. Said $1,000,000 shall be paid separately to CMG and Handok equally splitting 50:50, respectively in accordance with Section 5.3.

5.2 Technical Transfer Payment. Licensor shall transfer to AUM all of the following tangible materials relating to the Licensed Product(s) (the “Materials”): (i) remaining stock of starting materials of Drug Substance that is available (amount to be confirmed on Exhibit A) at the signing of this Definitive Licensing Agreement at no cost to AUM, (ii) documents and raw data uploaded by Licensor to the due diligence room for AUM’s review. On completion of the steps to be completed by the Licensor in the Technology Transfer Plan to the reasonable satisfaction of AUM, AUM shall deliver to Licensor a share certificate representing [103,016] fully-paid ordinary shares in AUM (the Parties agreeing that such number of ordinary shares is equivalent to $1,500,000 (USD) at a valuation of AUM at the date of this Agreement agreed between the Parties of $100,000,000 (USD), that is, 1.5% of the issued AUM ordinary shares at the date of this Agreement), in accordance with and subject to the terms of Exhibit B.

5.3 Milestone Payments. AUM shall pay to Licensor the following one-time, non-refundable milestone payments in respect of the achievement of each milestone event in the tables in this Section 5.3 by AUM or its Affiliates or Sublicensees. AUM shall promptly, but in no event later than thirty (30) days following AUM or its Affiliate becoming aware of achievement of a milestone event, notify Licensor in writing of the achievement of such milestone event and, unless otherwise specified, shall pay the relevant milestone payment or payment under Section 5.1 within ninety (90) days thereafter.

(a) Development and Regulatory Milestones.

Milestone Event (USD)	Milestone Payment (USD)
Upon written approval of the Phase 1 Clinical Study Report by the JSC	$1,000,000

First IND Approval for Phase 2 Registration Trial by US FDA, EU EMA or China NMPA. To be clear, such milestone payment is only in respect of the first such approval and not for any subsequent approvals.

$ 1,000,000
Upon first dosing of the 1st patient in the US	$2,000,000
Upon first dosing of the 1st patient in EU, China, or anywhere else	$1,000,000
Upon Completion of Clinical Study Report of Phase 2 Registration Trial	$ 20,000,000
First receipt of a Registration from the FDA in the U.S. for a Licensed Product	$ 20,000,000
First receipt of a Registration from the EMA in Europe for a Licensed Product	$ 10,000,000
First receipt of a Registration from the National Medical Products Administration “China NMPA” in China for a Licensed Product	$ 5,000,000

(b) Sales Milestones.

Milestone Event (USD)	Milestone Payment (USD)
Upon first achieving Aggregate Net Sales for Licensed Products of one hundred million dollars ($100,000,000)	$5,000,000
Upon first achieving Aggregate Net Sales for Licensed Products of three hundred million dollars ($300,000,000)	$15,000,000
Upon first achieving Aggregate Net Sales for Licensed Products of five hundred million dollars ($500,000,000)	$20,000,000
Upon first achieving Aggregate Net Sales for Licensed Products of seven hundred fifty million dollars ($750,000, 000)	$30,000,000
Upon first achieving Aggregate Net Sales for Licensed Products of one billion dollars ($1,000,000,000)	$40,000,000

5.4 Royalty Payments for Licensed Products.

(a) With respect to Net Sales of all Licensed Products during the applicable Royalty Term: as further consideration for Licensor’s grant of the rights and licenses to AUM hereunder, AUM shall pay to Licensor royalties based on the aggregate annual Net Sales of all such Licensed Products by AUM and its Affiliates and Sublicensees within the Territory (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term) at the rate shown in the table below:

Annual Net Sales (USD)	Royalty Rate
Aggregate Annual Net Sales up to two hundred fifty million dollars ($ 250,000,000)	7%
Aggregate Annual Net Sales between two hundred fifty million dollars ($ 250,000,000) and five hundred million dollars ($500,000,000)	9%
Aggregate Annual Net Sales greater than five hundred million dollars ($ 500,000,000)	11%

(b) On a Licensed Product by Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the rights, licenses and sublicenses granted to AUM hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty- free, transferable (to the extent not transferable previously), perpetual and irrevocable.

(c) If a license to patent rights owned or controlled by a Third Party is necessary, as reasonably determined by AUM, for AUM to have freedom to operate under the Licensor Patents to Commercialize the Licensed Product as a monotherapy in the Field and in the Territory, AUM may obtain such a Third Party license under such patent rights and deduct from Net Sales any royalty paid by AUM to such Third Party.

5.5 Timing of Payment. Royalties shall be payable on actual Net Sales and shall accrue at the time provided therefor by GAAP. Royalties that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within sixty (60) days after the end of each Calendar Quarter during which the royalty accrued.

5.6 Royalty Reports and Records Retention. Within sixty (60 days) after the end of each Calendar Quarter during which Licensed Products have been sold, AUM shall deliver to Licensor, together with the applicable payment due, a written report, on a Licensed Product-by-Licensed Product and country-by-country basis, of (a) gross invoiced (or otherwise charged) amounts of sales, by AUM and its Affiliates and Sublicensees (and their Affiliates), of Licensed Products subject to royalty payments for such Calendar Quarter, (b) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) Net Sales subject to royalty payments for such Calendar Quarter and Calendar Year to date and (d) the corresponding royalty payment. Such report shall be deemed “Confidential Information” of AUM subject to the obligations of Article VII of this Agreement. For three years after each sale of a Licensed Product, AUM shall keep (and shall ensure that its Affiliates and Sublicensees (and their Affiliates) shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

5.7 Audits.

(a) From the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) until one Calendar Year after the conclusion of the final Royalty Term, upon the written request of Licensor, and not more than once in each Calendar Year, AUM shall permit, and shall cause its Affiliates and Sublicensees (and their Affiliates) to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor (who has not been engaged by Licensor to provide services in any other capacity at any time during the three-year period before such selection), and reasonably acceptable to AUM or such Affiliate or Sublicensee (or its Affiliate), to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of AUM and its Affiliates or Sublicensees (or their Affiliates) to verify the accuracy of the reports and payments under this Article V. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than six (6) years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

(b) If such accounting firm concludes that additional amounts were owed during such period, AUM shall pay the additional amount within ninety (90) days after the date such public accounting firm delivers to AUM such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at AUM’s request, shall be reimbursed to AUM within ninety 90) days after the date such public accounting firm delivers such report to AUM. Licensor shall pay for the cost of any audit by Licensor, unless AUM has underpaid Licensor by five percent (5%) or more for a specific royalty period, in which case AUM shall pay for the costs of audit incurred by Licensor.

(c) Each Party shall treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.8 Mode of Payment and Currency. All payments to Licensor under this Agreement, except for payments made in Shares, whether or not in respect of Net Sales or milestone events, shall be made by deposit of US Dollars in the requisite amount to such bank account as Licensor may from time to time designate by advance written notice to AUM. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with AUM’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in US Dollars, the applicable royalties/payment in the nature of royalties shall be calculated.

5.9 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, including any underpayment as determined by an audit pursuant to Section 5.7(b) above, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) one-month US dollar LIBOR, or its official successor, plus 0 basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

5.10 Taxes. All amounts due hereunder are exclusive of all applicable sales, use, goods & services or value added taxes and duties. AUM shall be responsible for payment of all such taxes and duties and any related penalties and interest arising under Singapore law, arising from the payment of amounts due under this Agreement. Likewise, to the extent applicable, Licensor shall be responsible for payment of all such taxes and duties and any related penalties and interest arising under the laws of the Republic of Korea, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the nature of royalties, milestone payments, and other payments made by AUM to Licensor under this Agreement. To the extent AUM is required to withhold taxes on any payment to Licensor, AUM shall be entitled to deduct the same from payments to Licensor and pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Licensor may reasonably request, to establish that such taxes have been paid. Licensor shall provide AUM any tax forms that may be reasonably necessary in order for AUM to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use Commercially Reasonable Efforts to provide any such tax forms to AUM at least forty-five (45) days before the due date for any payment for which Licensor desires that AUM apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Licensor shall indemnify and hold AUM harmless from and against any penalties, interest or other tax liability arising from any failure by AUM (at the written request of Licensor) to withhold or by reduction (at the written request of Licensor) in its withholding.

ARTICLE VI

Inventions and Patents

6.1 Patent Prosecution and Maintenance.

(a) Licensor Patents. Licensor retains the exclusive ownership of the Licensor Technology and AUM shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name and at AUM’s expense throughout the Territory. Licensor shall have the first right to file, prosecute and maintain Licensor Patents in Licensor’s name and at Licensor’s expense outside of the Territory.

(b) Liaising. AUM shall keep Licensor informed of the course of the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and take into consideration the advice and recommendations of Licensor, however, AUM shall make all decisions relating thereto in the Territory.

(c) Election Not to File/Prosecute/Maintain Licensor Patents. Licensor acknowledges and agrees that AUM shall not be required to file, prosecute or maintain Patent Rights for the Licensor Patents, provided, however, if AUM decides to not pursue or maintain any such Patent Rights then AUM shall provide Licensor with at least sixty (60) days’ notice before discontinuing the filing, prosecution or maintenance of such Patent Rights so that Licensor may assume responsibility for such activities in Licensor’s name and at Licensor’s expense.

(d) Patent Term Extensions. In the event that any election with respect to patent term restoration or supplemental protection certificates or their equivalent for any Licensor Patents is available in a country or region in the Territory under applicable laws, AUM will make such election (after consultation with Licensor) at AUM’s expense and Licensor agrees to abide by such election.

6.2 Certification under Drug Price Competition and Patent Restoration Act. Each of Licensor and AUM shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto, together with any comparable Laws in any other country in the Territory and pertaining to uses within the Field) claiming that any Licensor Patents covering a Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US (or any other relevant country) of a Licensed Product by a Third Party.

6.3 Listing of Patents. AUM shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory and pertaining to uses within the Field. Licensor will co-operate with AUM to list any of said Licensor Patents.

6.4 Enforcement of Patents.

(a) Notice. If either Licensor or AUM believes that a Licensor Patent is being infringed in the Field, or that Licensor Know-How has been misappropriated in the Field, by a Third Party or if a Third Party claims that any Licensor Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other and provide it with details of such infringement, misappropriation or claim that are known by such Party.

(b) Right to Bring an Action for Licensor’s Patents. If such infringement, misappropriation or claim is in the Territory in respect of Licensor Patents, AUM shall have the first right and the obligation to enforce, at its sole expense, against such infringement, misappropriation or claim, including by filing an infringement suit, defending against or bringing a declaratory judgment action as to such claim or taking other similar action (each, “initiation” of an “Action”) and (subject to Section 6.4(d)) to compromise or settle such infringement or claim; provided that in any jurisdiction where AUM will not have any standing as a co-plaintiff of an Action with respect to any Licensor Patent under the Laws of such jurisdiction, Licensor shall retain the exclusive right to such Action. If AUM, as the Party with the first right, or Licensor where it retains the exclusive right (in each case, “Action Right Holder”) does not intend to initiate an Action, the Action Right Holder shall promptly inform the other Party. If the Action Right Holder provides such notice, or if the Action Right Holder does not initiate an Action with respect to such an infringement or claim within ninety (90) days following notice thereof, the other Party shall have the right to resolve such infringement, misappropriation or claim, including by initiating an Action, and (subject to Section 6.4(d)) to compromise or settle such infringement, misappropriation or claim. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it, pursuant to this Section 6.4. If a Party initiates an Action but then elects not to pursue the Action, the other Party shall have the right (but not the obligation) to take over the Action, in which case the second Party shall be deemed to have been the initiating Party, except for costs and expenses already incurred by the first Party in having initiated and pursued such Action. Within thirty (30) days of initiating any Action under this Section 6.4(b), the initiating Party shall provide the other Party with written notice of such Action. The Party receiving such notice may request copies of legal documents concerning such Action, including court orders and the litigants’ briefs, and such request shall not be unreasonably denied by the initiating Party.

(c) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX and subject to Section 6.4(f), each Party involved in an Action under Section 6.4(b) shall pay its own costs and expenses incurred in connection with such Action.

(d) Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Licensor Patent is to any extent invalid or unenforceable, or that any Licensor Know-How is not protected or has not been misappropriated, without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of AUM’s rights or benefits hereunder with respect to any Licensor Technology or any Licensed Product, without AUM’s prior written consent.

(e) Reasonable Assistance. Each Party (if it is not the Party enforcing or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 6.4, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any costs incurred; (ii) to reimburse the Party not initiating such Action for its costs incurred in such Action, if it joins (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if AUM initiated the Action, the remainder shall be allocated to AUM and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by AUM and AUM shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and (B) if AUM failed to initiate and Licensor initiated the Action, the remainder shall be allocated to Licensor.

6.5 Third Party Actions Claiming Infringement. If either Licensor or AUM becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party. The Parties shall cooperate with each other in the defense of any such Third Party Action.

ARTICLE VII

CONFIDENTIALITY

7.1 Definitions. AUM and Licensor each recognizes that during the Term, it may be necessary for a Party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to another Party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article VII and any and all terms and conditions of any non-disclosure/nonuse agreement entered into between the Parties is hereby explicitly incorporated by reference also. In the event or to the extent that that there is any conflict and/or inconsistency between said any non-disclosure/nonuse agreement and Article VII, Article VII shall govern and control the rights and obligations of the Parties. Neither AUM nor Licensor shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information (including information relating to the business, operations and products of a Party or any of its Affiliates) disclosed by or on behalf of the Disclosing Party to the Receiving Party or its representatives and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within thirty (30) days after such oral disclosure, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not). The Licensor’s Know- How shall be regarded as Confidential Information of both Licensor and AUM. This means that both Licensor and AUM must keep the Licensor’s Know-How confidential under this Agreement and may only make disclosures if permitted to do so under this Article VII or all Parties agree to such disclosure.

7.2 Obligation. Licensor and AUM agree that they will disclose the other Party’s Confidential Information to its own (or its respective Affiliate’s, or with respect to AUM, its Sublicensees’) officers, employees, consultants and agents (“Representatives”) only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no Party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent. In all events, however, any and all disclosure to a Third Party (or to any such Affiliate or Sublicensee) shall be pursuant to the terms and conditions of a non-disclosure/nonuse agreement no less restrictive than this Article VII. The Party which disclosed Confidential Information of the other to any Third Party (or to any Representatives) shall be responsible and liable for any disclosure or use by such Third Party, Representatives (or its disclosees) which would have violated this Agreement if committed by the Party itself. No Party shall use Confidential Information of the other except for the purposes of exercising its rights or performing its obligations under this Agreement or otherwise as expressly allowed under this Agreement. Each Party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each Receiving Party, upon the Disclosing Party’s request, shall return or destroy (at Disclosing Party’s discretion) all the Confidential Information disclosed to the Receiving Party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days after the request, except for one archival copy (and such electronic copies that exist as part of the Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement.

7.3 Exceptions. The non-use and non-disclosure obligations set forth in this Article VII shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c) is made available to the Receiving Party by an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

7.4 Third Party Information. The Parties acknowledge that the defined term “Confidential Information” shall include not only a Disclosing Party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a Disclosing Party. AUM and Licensor agree not to disclose to the other any Confidential Information of a Third Party which is in its possession, unless it has obtained an express prior written consent from the Third Party to such disclosure of such Confidential Information.

7.5 Press Releases and Disclosure. The Parties acknowledge that each Party may desire or be required to issue a press release or to make other public disclosures relating to the execution of this Agreement and its terms. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such a press release or other public disclosure prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such release, and that either Party may issue such press release as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. (Provided, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable Korea or Singapore national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.) Notwithstanding the above, once a public disclosure has been made, either Party shall be free to disclose to third parties any information contained in said public disclosure, without further pre-review.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations and Warranties. AUM represents and warrants to Licensor, and Licensor represents and warrants to AUM, in each case as of the Effective Date:

(a) Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b) Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c) Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(d) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e) To the best of such Party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement or instrument to which such Party is a party or by which such Party is bound;

(f) All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any Law of any Governmental Body having authority over such Party;

(g) No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h) No agreement between it and any Third Party is in conflict with the rights granted to any other Party pursuant to this Agreement.

8.2 Additional Representations, Warranties and Covenants of Licensor. Licensor represents and warrants to AUM as of the Effective Date that:

(a) No claims have been asserted or threatened by any Person (i) challenging the validity, effective status, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any Intellectual Property of any Person; no such claims have been asserted or are threatened; and to the best of Licensor’s knowledge and belief after making reasonable enquiry, no circumstances exist which might reasonably lead to such a claim;

(b) The Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(c) The Licensor Patents set out in Schedule 2 constitute all Patent Rights owned or Controlled by Licensor as at the Effective Date that pertain to the research, Development, manufacture, use and Commercialization of the Licensed Products in the Field and in the Territory as currently envisioned and are each owned by the Licensor;

(d) The Licensor Know-How set out in Schedule 2 constitutes all Know-How owned or Controlled by Licensor as at the Effective Date that is material to the research, Development, manufacture, use and Commercialization of the Licensed Products in the Field and in the Territory as currently envisioned and is owned by the Licensor;

(e) There are no scientific or clinical facts known to Licensor or any of its Affiliates that would materially and adversely affect the safety or efficacy of the Compounds that have not been disclosed to AUM by Licensor; and

(f) Licensor is a person to whom an offer of the Shares may be made without disclosure under a prospectus, information memorandum or any other disclosure document under all laws applicable to Licensor and the offer. Further, subject to Exhibit B, each Licensor subscribes for the Shares relying entirely upon their independent appraisal and assessment of all relevant matters.

8.3 No transfer. Licensor must not, and agrees to procure that its Affiliates do not: (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Licensor Technology or any part of it or (ii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to any Licensor Technology or any part of it, in each case to the extent that such action would be inconsistent with the licenses and other rights granted to AUM under this Agreement;

ARTICLE IX

INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1 Indemnification by AUM. AUM shall indemnify, defend and hold Licensor and its Affiliates, and Sublicensees and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (“Loss”) to the extent arising out of any Third Party claim, demand, action or other proceeding (each, a “Claim”) related to (a) AUM’s performance of its obligations or exercise (by it or its Affiliates or Sublicensees) of its rights under this Agreement, including without limitation, product liability claims; or (b) breach by AUM of its representations and warranties set forth in Article VIII; provided, however, that AUM’s obligations pursuant to this Section 9.1 shall not apply (x) to the extent such Claims result from the gross negligence or willful misconduct of any of the Licensor Indemnitees, or (y) with respect to Claims arising out of breach by Licensor of this Agreement, including without limitation of its or their representations and warranties set forth in Article VIII.

9.2 Indemnification by Licensor. Licensor shall indemnify, defend and hold AUM and its Affiliates and Sublicensees and each of their respective agents, employees, officers and directors (the “AUM Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any and all Claims related to (a) Licensor’s performance of its obligations or exercise (by it or its Affiliates) of its or their rights under this Agreement; or (b) breach by Licensor of its representations and warranties set forth in Article VIII; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (x) to the extent that such Claims result from the gross negligence or willful misconduct of any of the AUM Indemnitees or (y) with respect to Claims arising out of a breach by AUM of this Agreement, including without limitation its representations and warranties set forth in Article VIII.

9.3 No Consequential, Etc., Damages. EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE IX, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEVELOPMENT PROGRAM OR THE LICENSED TECHNOLOGY OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4 Procedure.

(a) The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and, except in relation to a Claim falling under Section 6.4, the Indemnifying Party shall have the right to assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b) If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c) The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party, except in relation to a Claim falling under Section 6.4. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other Claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d) The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e) Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

9.5 Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party, subject, however to Section 9.4(a).

9.6 Limitation of Liability. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN THIS ARTICLE IX, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS).

9.7 Insurance. During the Term and for three years thereafter, AUM shall obtain and maintain, at its own cost and expense, product liability insurance in amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. Licensor shall be required to maintain its own separate and independent insurance coverage in the territory in which it is operating. It is understood and agreed that this insurance shall not be construed to limit AUM’s liability with respect to its indemnification obligations hereunder. AUM shall upon request provide to Licensor a certificate evidencing the insurance AUM is required to obtain and keep in force under this Section 9.7.

ARTICLE X

TERM AND TERMINATION

10.1 Term and Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires; at which time the rights, licenses and sublicenses granted to AUM hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable and otherwise obligations of AUM to make payment under this Agreement shall expire in its entirety with respect to such Licensed Product in such country.

10.2 Termination on Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties at which time the Parties shall agree any amendments or other terms on which such termination is to occur.

10.3 Termination upon Material Breach.

If a Party breaches any of its material obligations under this Agreement including but not limited to either Party breaching its obligations under Section 3.5, (“Non-Compete”) and under Article V (“Financial Provisions”) the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and, if desired, stating its intention to terminate this Agreement if such breach is not cured. The Parties agree that in the event a material breach is not cured, the first remedy shall be to refer the matter to the JSC for resolution. If the referral to the JSC does not ultimately resolve the matter, i.e., if such breach is not capable of being cured, or is capable of being cured but nonetheless has not within ninety (90) days after the receipt of such notice been cured, then the Party not in default shall (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (a) terminate this Agreement immediately by written notice to the breaching Party or (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have. To the extent that there may arise specific instances wherein even if AUM promptly notifies or share issues with Licensor, pertaining to issues AUM may confront in future clinical development or payment obligations, concerning matters which may or may not be deemed material breaches, if Licensor does not agree or if there is no mutual agreement, the matter shall be referred to the JSC for its interpretation as to whether or not said specific instances represents material breaches. Likewise, to the extent that there may arise specific instances wherein if AUM does not promptly notify or share issues with Licensor, pertaining to issues AUM may confront in future clinical development or payment obligations, which may or may not be deemed material breaches, if AUM does not agree or if here is no mutual agreement, the matter shall be referred to the JSC for its interpretation as to whether or not said specific instances represents material breaches. The Parties acknowledge and agree that the Parties shall make Commercial Reasonable Efforts to fulfill its obligation to continue to pursue the development of the Licensed Product and/or Licensed Technology and therefore has not de- prioritized the Licensed Product and/or Licensed Technology. Pursuant to Section 4.8 of this Agreement, if both Parties’ Senior Officers are unable to reach agreement on any matter referred to them which may or may not be a deemed material breach, within twenty (20) Business Days after such matter is so referred (or such longer period as both Senior Officers may agree upon), then AUM will have the final decision-making authority with respect to all matters in the Field and in the Territory, and Licensor will have the final decision-making authority with respect to all matters outside the Territory. If there is any conflict between the final decision which Parties are not able to resolve in good faith, Parties shall submit the dispute pursuant to Section 11.2 of this Agreement.

That said, each Party agrees that certain breaches of this agreement by the other Party may result in irreparable harm to the first Party, the extent of which would be difficult and/or impractical to assess, and that monetary damages would be insufficient to compensate for such breach. Accordingly, the first Party shall be entitled to seek immediate equitable and other provisional relief, including, without limitation, specific performance of this Agreement and a temporary restraining order and/or preliminary and/or permanent injunction, as a remedy for such breach in addition to any and all other remedies available to a Party at law or in equity and without prejudice to any such other remedies.

10.4 Termination for Bankruptcy. Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter. The Parties agree that upon such termination all rights and licenses granted by Licensor under this Agreement shall be deemed to revert to Licensors. Licensor shall retain and may fully exercise all of its rights and elections in the event of a bankruptcy by AUM. AUM shall retain and may fully exercise all of its rights and elections in the event of Licensor’s bankruptcy.

10.5 Effects of Termination/Expiration. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. Upon a termination of this Agreement by either Party pursuant to Sections 10.1 or 10.3 or 10.4

(a) Notwithstanding anything contained this Agreement to the contrary, all rights and licenses granted herein to AUM shall terminate and AUM shall cease any and all Development and Commercialization activities with respect to the Licensed Products to the extent the same requires use of the Licensor Technology and, unless AUM has terminated this Agreement under Sections 10.3 10.4 or 10.4, AUM shall provide Licensor with a copy of all the records generated through the development and commercialization activities with respect to the Licensed Products.

(b) All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination.

(c) Survival: Articles I (Definitions), VII (Confidentiality), VIII (Representations, Warranties and Covenants), IX (Indemnification; Limitation of Liability; Insurance), X (Term and Termination) and XI (Miscellaneous Provisions) and Sections 5.4(b), 5.6 (Royalty Reports and Records Retention), 5.7 (Audits), 5.9 (Late Payments), 5.10 (Taxes), and 10.5 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason.

(d) Remedies: Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(e) If AUM has before termination entered into a written Sublicense which complies with Section 2.2, then, if the Sublicensee thereunder is not then in breach of such Sublicense, the Sublicensee shall have the right to convert its Sublicense into a direct license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were AUM hereunder. Such right of conversion shall be exercisable by Sublicensee by delivering to Licensor within thirty (30) days after such termination a written election to so convert. However, in case, Licensor cannot approve the terms and conditions of such Sublicense or direct license, Licensor retains the right to deny the conversion by the Sublicensee; provided that Licensor shall negotiate such Sublicense or direct license in good faith under reasonable terms and conditions.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2 Disputes.

(a) The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within sixty (60) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers and/or Chairman for each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the senior executive officers designated by the Parties are not able to resolve such dispute within such thirty (30) day period, AUM shall have the final decision -making authority with respect to any and all matters in the Territory. Licensor shall also have the final decision- making authority with respect to any and all matters outside the Territory. If there is any conflict between the final decision for matters falling within the Territory and the final decision for matters falling outside the Territory which Parties are not able to resolve in good faith, Parties shall submit the dispute to Arbitration, pursuant to Section 11.2 (b).

(b) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by the executives of the Parties as provided herein, in which there exists a conflict between the final decision for matters falling within the Territory and the final decision for matters falling outside the Territory which Parties are not able to resolve in good faith, shall be submitted exclusively for resolution to arbitration administrated by the Singapore International Arbitration Centre. The arbitration shall be subject to the governing law set forth in Section 11.7, shall be held in front of a panel of three (3) arbitrators, shall be conducted in the English language, shall be final and binding determination of the dispute and not subject to judicial review, and shall not include any award of damages expressly prohibited by Section 9.3, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the liable Party. Except for disputes the resolution of which requires the arbitration of material rights of any Third Party, this Section 11.2 shall be the exclusive remedy with respect to any dispute for either Party or their Affiliates, provided that this Section 11.2 shall not restrict the Parties’ rights to seek preliminary injunctive relief before a court of any jurisdiction.

11.3 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that AUM is entitled to Sublicense in accordance with this Agreement and either Party may, without such consent, assign or transfer this Agreement and its rights and obligations hereunder to an Affiliate, or to a successor entity or acquirer in the event of a merger or consolidation (by operation of law or otherwise) or sale of all or substantially all of the assets of such Party to which this Agreement relates; provided, further, that in the event of an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. In the event that a Party assigns this Agreement, or this Agreement is transferred by operation of law, to a successor entity or acquirer in the event of a merger, consolidation or sale of all or substantially all of such Party’s assets, the assignee or transferee shall assume all obligations of such Party hereunder. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

11.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, pandemics, epidemic, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.6 Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.7 Governing Law. Except as may be required by Law or required by the rules of an applicable Korea or Singapore national securities exchange in Section 7.5, this Agreement shall be governed, construed and enforced in accordance with the laws of the Republic of Singapore excluding its conflict of laws provisions. Any dispute or difference whatsoever arising between the parties out of or relating to the construction, meaning, scope, operation or effect of this contract or the validity or the breach thereof shall be settled by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre.

11.8 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if and only if delivered in person, by email or by express courier service to the Party to which it is directed at its physical or email address shown below or such other physical or email address as such Party shall have last given by such written notice to the other Party.

If to Licensor, addressed to:

CMG Pharmaceutical Co., Ltd.

335 Pangyo-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea

Attention:	Yun Kyoung Kang
kangykru@chamc.co.kr

With a copy to:

HANDOK Inc.

Teheranro 132 (Yeoksam-dong),_Gangnam-gu, Seoul, Korea 06235

Attention:	SoHyun Kwon
SoHyun.Kwon@handok.com

If to AUM, addressed to:

AUM Biosciences Pte Ltd

10 Anson Road, #24-16 A/B, International Plaza, Singapore 079903

Attention:	Dr. Harish Dave

11.9 Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

11.10 Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.11 Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.12 Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision. Any thing or obligation to be done under this Exhibit which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

11.14 Costs. AUM and the Licensors shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

11.15 Rights of Third Parties. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore except that, with AUM consent, a Sublicensee shall have the right to enforce provisions in this Agreement expressed to confer a right or benefit on them.

11.16 Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

11.17 Interpretation Act: The Interpretation Act, Chapter 1 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

11.18 Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

11.19 Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

11.20 Two Licensors: The Licensor is comprised of two separate corporate entities. As a result, all references to “Licensor” in this Agreement shall be interpreted as a reference to each of them or both of them as the context requires. In addition, any obligation, warranty, representation or undertaking in this Agreement that is expressed to be made, undertaken or given by the Licensor shall be deemed to be jointly and severally made, undertaken and given by each of the corporate entities comprising the Licensor, and each of them shall be jointly and severally responsible in respect of each such obligation, warranty, representation or undertaking. Any notice given to one of them shall be deemed to have been given to the other of them. Any right exercised by one of them shall be deemed to have also been exercised by the other of them and that other shall be bound by that exercise of the right.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

[CMG Pharmaceutical Co., Ltd.]

By:	/s/ JooHyung Lee
Name:	JooHyung Lee
Title:	CEO

[HANDOK Inc.]

By:	/s/ Young-Jin Kim
Name:	Young-Jin Kim
Title:	Chairman & CEO

[AUM Biosciences Pte Ltd]

By:	/s/ Vishal Doshi
Name:	Vishal Doshi
Title:	Chairman & CEO

Exhibit A

Technology Transfer Plan

Brief outline about the tech transfer: The transfer of technical documents of the Licensed Technology will entail a number of steps, including access to preclinical and CMC data, and clinical data and the Clinical Study Report from the Phase 1 study conducted in Korea in 2019/2021. A critical step in the transfer of materials for AUM to advance the commercial development of the asset will be the Technology transfer of the Compound and/or the Licensed Product and/or Licensed Technology from Licensor to AUM Biosciences. The Technology transfer in this case refers to the prepared documents listed in Schedule 2 describing the methods and GMP processes necessary to produce the Drug Substance and Drug Product.

It is understood that the clinical material for the Phase 1 study was manufactured to KGMP standard. It is further understood that AUM Biosciences will establish a cGMP process for the CMC of the product for commercial production of the finished product. AUM in consultation with external experts has devised a tentative process including timelines to achieve the successful tech transfer for commercial manufacturing of the Compound and/or the Licensed Product and/or Licensed Technology.

Summary of Technology Transfer Plan

The Technology Transfer Plan described below outlines the transfer of technology under the License Agreement (the “Agreement”) dated May 10, 2021, between AUM Biosciences Pte Ltd (“AUM”) and Licensor (“Licensor”). In case of any conflict between this Summary of Technology Transfer Plan and the Agreement, the terms of the Agreement shall govern.

The purpose of the technology transfer is to inform and enable AUM to undertake the manufacture of the Licensor Drug Substance and Drug Product to global cGMP standards. The Technology Transfer Plan will be overseen and managed by the JSC. The details of the Technology Transfer Plan will be developed and adjusted over time by the JSC. The Parties have agreed the following preliminary Technology Transfer Plan as the basis for these activities and it is the intent of the Parties to adapt the Technology Transfer Plan in a manner as necessary to inform and enable AUM to successfully manufacture the Licensor Drug Medicinal Product. The Technology Transfer Milestones described below are set out such that if each Party uses its diligent efforts, the Technology Transfer Plan should be successfully completed in accordance with the timeframes set forth in the Agreement.

Each Party shall use Commercially Reasonable Efforts to complete the tasks assigned to each Party under the Technology Transfer Plan in a timely manner and in accordance with the Technology Transfer Plan. Licensor shall, subject to AUM satisfying the AUM obligations as set forth in the Technology Transfer Plan, be primarily responsible for technology milestone I and the Parties shall be jointly responsible for technology milestone II within the time frames set forth in the Technology Transfer Plan. If an assessment by AUM reveals an insufficiency in any methodology that has already been transferred, upon AUM’s request, Licensor shall disclose any new and/or more detailed documents and SOPs that it may have related to any such insufficiencies, but nothing contained herein shall require Licensor to seek or processes which it does not already possess.

Stage 1: Assessment and Documentation

This stage involves, as necessary and applicable, (i) appointing the JSC, (ii) forming subteams with respect to specific aspects of technology transfer, (iii) each Party establishing contacts with the technology transfer counterparts at the other Party, and (iv) the transfer by Licensor materials as set out below including but not limited to

1.	*Technical package including but not limited to master formulation, manufacturing process and know-hows including equipment used in each step, in process controls developed, batch records, process validation reports and manufacturing process development report to date.

*It should cover the initial lab scale stage to current non-GMP scale up batches.*

A-1

2.	Safety information about the Compound.such as but not limited to MSDS of raw materials which will determine whether they are commercially available or require to be synthesized in-house as well as safety evaluation assessment report from technology developer on the manufacturing steps

3.	Analytical methods and specifications of the Compound.as well as intermediates if applicable

4.	Any product and process knowledge that might be useful in supporting the successful tech transfer of the asset which is available in the form of a Research and Development report.

5.	Other materials that may assist in the technology transfer including but not limited to SOPs, presentations, and materials such as analytical standards and samples of the Drug Substance/Drug product that may assist in the technology transfer process.

The transfer of the items described above will occur within 60 days of the Effective Date.

Note that the technology transfer is independent and separate to the transfer of material associated with the CTD documentation such as the records for the IND-enabling studies (such as toxicology, PMDK, CMC) that would normally be expected to be transferred as result of a licensing agreement.

The Milestone I for Step 1 will deemed to have been met when AUM determines that it has the technical documents available to finalise the planning for Step 2.

Stage 2: Technology Implementation and Demonstration of Enablement

The JSC shall meet within 10 days after the end of the Stage 1 Period (i.e. within 70 days after the Effective Date to define a detailed training plan for Stage 2. To set up the pathway to synthesis which when successfully implemented will represent the final milestone (Milestone II) of the Technology transfer. The Compound. is synthesized in a 5 step process as shown below:

See Attached Document

In order to execute the above steps and to confirm the lead time for the project, information listed in Step 1 above would be required from the technology developer: Licensor to AUM Biosciences appointed Contract Manufacturing Organisation:

Steps to validate tech transfer is outlined as per the flow diagram below. All steps will be conducted by the Contract Manufacturing organisation appointed by AUM Biosciences for the manufacture of the Medicinal Substance.

Similarly, process an analytical method will need to be provided for the formulation of the Medicinal Product so that it can be manufactured to specification as set out in Licensor’s CMC documentation. This Milestone, running in parallel with Milestone II above, will be achieved when the Global formulation CMO is confident that they have the information and methods available to complete the manufacture of the Medicinal Product in its final form.

A-2

Exhibit B

Ordinary shares issuance

1.	Definitions and Interpretation

1.1	In this Exhibit B, unless the context otherwise requires:

Capitalised words and expressions used in this Exhibit have the meaning set out below or in the body of this Agreement:

“Act” means the Companies Act, Chapter 50 of Singapore;

“Board” means the board of directors for the time being of AUM;

“Completion” means completion by the Parties of their respective obligations in accordance with Clauses 3.1 and 3.2;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Investment Agreement” means the investment agreement in relation to AUM entered into on 6 July 2018 as amended from time to time;

“Registrar” means the Registrar of Companies appointed under the Act;

“Shareholder” means any shareholder of AUM from time to time;

“Shares” means issued shares in the capital of AUM;

“Singapore Dollar(s)” and the sign “S$” mean the lawful currency of Singapore;

“Subscription Shares” means the [ordinary shares] in the capital of AUM to be subscribed for by the Licensors and to be issued by AUM to the Licensors pursuant to this Exhibit;

“Warranties” means the warranty statements given by AUM pursuant to Clause 4 and “Warranty” means any one of them.

1.2	In this Exhibit, the following rules of interpretation apply, unless the context otherwise requires:

1.2.1	References to Clauses are to the clauses of this Exhibit.

1.2.2	The expression “electronic register of members” refers to the electronic register of members of AUM kept and maintained by the Registrar pursuant to Section 196A of the Act.

2.	Subscription for and Issuance of Shares

2.1	Subject to the provisions of Clauses 3.1 and 3.2, each Licensor agrees to subscribe for, and AUM agrees to allot and issue to such Licensor, at Completion the number of Subscription Shares set opposite its name below, free from any Encumbrances:

(1) Name of Licensor	(2) Number of Subscription Shares
[CMG Pharmaceutical Co., LTD.]	[51508]
[HANDOK Inc.]	[51508]
Total	[103,016]

3.	Completion

3.1	Completion shall take place on five Business Days after completion of the steps to be completed by the Licensors in the Technology Transfer Plan to the reasonable satisfaction of AUM.

3.2	At Completion the following events shall occur:

3.2.1	each Licensor shall:

(i)	subscribe for the relevant Subscription Shares set out in Clause 2.1; and

(ii)	deliver to AUM a deed of ratification and accession to the Investment Agreement duly executed by it.

3.2.2	AUM shall deliver to each Licensor a copy of the written resolutions passed by the Board and by the shareholders of AUM, under which the Board and the shareholders of AUM, where relevant to them, shall have:

(i)	approved the allotment and issue of the Subscription Shares credited as fully paid to Licensors and the entry of the Licensors in AUM’s electronic register of members in respect thereof;

(ii)	approved and authorised the execution and delivery to each Licensor of relevant share certificates for the relevant number of Subscription Shares set out in Clause 2.1; and

(iii)	waived pre-emption rights in respect of the allotment and issue of the Subscription Shares (if any);

3.2.3	AUM shall allot and issue to each Licensor the relevant number of Subscription Shares set out in Clause 2.1 credited as fully paid to such Licensor;

3.2.4	AUM shall lodge the relevant return of allotment with the Registrar to update AUM’s electronic register of members to reflect each Licensor as the holder of the relevant number of Subscription Shares set out in Clause 2.1;

3.2.5	AUM shall issue and deliver to each Licensor a share certificate for the relevant number of Subscription Shares set out in Clause 2.1.

4.	Warranties

4.1	AUM warrants to the Licensors that each and every Warranty set out below is materially true and accurate and not misleading in a material respect as at the date of this Agreement.

Share Capital

4.1.1	The table below sets out, as at the date of this Agreement, all holders of Shares or options or other rights convertible into or exchangeable for Shares, together with the number of Shares or rights held by each of them.

[REDACTED]

4.1.2	The Subscription Shares, when issued at Completion, will be duly authorised, properly allotted and issued as fully paid ordinary shares of AUM free of any Encumbrances.

Capacity and Authority

4.1.3	AUM is duly incorporated and validly existing under the laws of Singapore and has been in continuous existence since its incorporation, registration or organization.

4.1.4	AUM has full right and authority to enter into and perform its obligations under this Exhibit on the terms and conditions hereunder and this Exhibit represents its legal, valid and binding obligations enforceable in accordance with its terms.

4.1.5	The execution, delivery and performance by AUM of this Agreement does not breach or constitute a default under AUM’s constitution, or any other material agreement or instrument to which AUM is a party or by which AUM is bound, and does not constitute a breach under any order, judgment, decree or other restriction applicable to AUM.

Insolvency

4.1.6	None of the following has occurred and is subsisting:

(i)	the appointment of an administrator or liquidator to AUM;

(ii)	an application or an order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken for:

(a)	the winding up, dissolution, or administration of AUM; or

(b)	AUM entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them;

(iii)	AUM:

(a)	being (or taken to be under applicable law) unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

(b)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts;

(iv)	the appointment of a receiver, receiver and manager, administrator and receiver or similar officer to any of the assets and undertakings of AUM; and/or

(v)	AUM becoming insolvent or making an arrangement with its creditors generally or taking advantage of any statute for the relief of insolvent debtors.

4.2	The aggregate liability of AUM in respect of all claims by a Licensor for breach of any and all Warranties under Exhibit B shall be limited to $1.5 million in USD.

Exhibit C

Clinical Development Plan

See Attached.

The JSC will approve the final clinical development plan

C-1

Schedule 1

Compound

NOV1601 (CHC2014)

Chemical Formula : C24H25F2N6O3

Molecular weight : 483.2

(R,E)-3-(5-(2-(2,5-difluorophenyl)pyrrolidin-1-yl)pyrazolo[1,5-a]pyrimidin-3-yl)-1-(piperazin-1-yl)prop-2-en-1-one hemioxalate

Sch. 1-1

Schedule 2

List of CMC documents for Technology Transfer (To be amended as and when required)

Documents (CTD)
DS	Drug Master File (DMF)
specification and test methods
IPC specification and test methods
flow diagram and detailed manufacturing process
certification of analysis (batch analyses)
Reference standards
Container closure system
stability summary and stability data
Description and composition of drug product
DP	Pharmaceutical Development
Batch formulation
specification and test methods
flow diagram and detailed manufacturing process
certification of analysis (batch analyses)

Sch. 2-1

Schedule 3

Licensor Patent Rights

Patent title	Date	Patent no.	Entry
FUSED RING HETEROARYL COMPOUNDS AND THEIR USE AS TRK INHIBITORS	December 14, 2015	PCT/IB2015/00252 WO/2016/097869	National Phase (US registered : 9,701,681)

Sch. 3-1